Exhibit (a)(1)(i)

THE OFFER TO PURCHASE

ENTRUSTPERMAL HEDGE STRATEGIES FUND II (THE “FUND”)

DATED DECEMBER 22, 2016

OFFER TO PURCHASE UP TO 756,911

SHARES AT NET ASSET VALUE AS OF THE VALUATION DATE

THE OFFER WILL EXPIRE AT 11:59 PM NEW YORK CITY TIME ON JANUARY 25, 2017, UNLESS THE OFFER IS EXTENDED

THIS OFFER TO PURCHASE AND THE ACCOMPANYING NOTICE OF INTENT TO TENDER (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL SHAREHOLDERS AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE NOTICE OF INTENT TO TENDER.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, LEGG MASON PARTNERS FUND ADVISOR, LLC, THE FUND’S INVESTMENT ADVISER, ENTRUSTPERMAL MANAGEMENT LLC, THE FUND’S SUBADVISER, OR ENTRUSTPERMAL HEDGE STRATEGIES PORTFOLIO (THE “MASTER FUND”) MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE NOTICE OF INTENT TO TENDER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE, OFFICER OR PORTFOLIO MANAGER OF THE FUND, INVESTMENT ADVISER OR SUBADVISER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EXCEPT THAT LEGG MASON, INC. (“LEGG MASON”) RESERVES THE RIGHT TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

IMPORTANT

Any shareholder of the Fund (“Shareholder”) desiring to tender any portion of his or her Shares to the Fund should complete and sign the Notice of Intent to Tender in accordance with the instructions in the Notice of Intent to Tender, and mail or deliver the Notice of Intent to Tender for the tendered Shares, signature guarantees, and any other required documents to The Bank of New York Mellon (the “Depositary”). The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Notice of Intent to Tender may be directed to the Depositary in the manner set forth on the last page of this Offer to Purchase.

If you do not wish to tender your Shares, you need not take any action.

December 22, 2016

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer (as defined below) fully and for a more complete discussion of the terms and conditions of this Offer, you should read carefully this entire Offer to Purchase and the related Notice of Intent to Tender.

What is the tender offer?

The Board of Trustees of EnTrustPermal Hedge Strategies Fund II (the “Fund”) has authorized a tender offer to purchase up to 756,911 Shares (25% of the Fund’s outstanding Shares as of October 31, 2016), at a price per Share equal to the net asset value per Share as of 5:00 pm New York City time on the Valuation Date (as defined below), which is currently expected to be March 31, 2017, upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market and are subject to strict restrictions on transferability as disclosed in the Fund’s Prospectus dated August 1, 2016 and as supplemented from time to time (referred to together herein as the “Prospectus”).

The Fund invests substantially all of its assets in EnTrustPermal Hedge Strategies Portfolio (the “Master Fund”), a separate closed-end, non-diversified management investment company. Substantially all portfolio investments for the Fund are made at the Master Fund level. This structure is referred to as a “master-feeder” structure. The Master Fund will make a tender offer to the Fund to repurchase interests in the Master Fund approximately equivalent in value to the value of the Shares that the Fund is offering to repurchase.

Shareholders should realize that the value of the Shares tendered in this Offer likely will change between the last time net asset value was calculated and communicated to them and the Valuation Date, the date as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares (the “Valuation Date”) and such change could be material. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. Shareholders tendering their Shares should also note that they will remain Shareholders in the Fund, with respect to the Shares tendered and accepted for purchase by the Fund, through the Valuation Date.

When will the tender offer expire, and may the offer be extended?

The tender offer will expire at 11:59 p.m., New York City time, on January 25, 2017, unless extended. Because of the frequency with which the Fund anticipates making repurchase offers and the regulatory requirements relating to such offers, the Fund is unlikely to extend the period the Offer remains open to Shareholders. The Fund reserves the right to adjust the Valuation Date to correspond to any extension of the Offer. See Section 1 of this Offer to Purchase.

What is the net asset value per Share as of a recent date?

As of October 31, 2016, the net asset value per Share was $9.48. As of October 31, 2016, there were 3,027,647 Shares issued and outstanding.

Will the net asset value be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

No one can accurately predict the net asset value at a future date, but you should realize that net asset value on the date the purchase price for tendered Shares is to be determined may be higher or lower than the net asset value on October 31, 2016.

How do I tender my Shares?

You should obtain the tender offer materials, including this Offer to Purchase and the related Notice of Intent to Tender, read them, and if you should decide to tender, complete a Notice of Intent to Tender and submit any other documents required by the Notice of Intent to Tender. These materials must be received by the Depositary in proper form before 11:59 p.m., New York City time, on January 25, 2017 (unless the tender offer has been extended by the Fund, in which case the new deadline will be as stated in such notification of the extension). See Section 3 of this Offer to Purchase.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer.

May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 11:59 p.m., New York City time on January 25, 2017 (or if the Offer is extended, at any time prior to 11:59 p.m., New York City time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, and must specify the name of the Shareholder who tendered the Shares and the number of Shares being withdrawn (which must be all of the Shares tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Shares?

No.

Is there a limit on the number of Shares I may tender?

A Shareholder tendering for repurchase only a portion of the Shareholder’s Shares will be required to maintain a minimum account balance of $25,000 in the Fund after giving effect to the repurchase. The minimum account balance requirement may be waived by the Fund, in its sole and absolute discretion. The Fund reserves the right to reduce the amount to be repurchased from a Shareholder so that the required minimum account balance is maintained, or to accommodate operational limitations of a dealer.

What if more than 756,911 Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Shareholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 756,911 Shares. See Section 1 of this Offer to Purchase.

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own, subject to the Fund’s minimum account balance requirement discussed above.

Does the Fund have the financial resources to make payment?

Yes. However, the Fund may borrow money to finance the purchase of any tendered Shares. See Section 5 of this Offer to Purchase.

Will there be additional opportunities to tender my Shares?

As disclosed in the Fund’s Prospectus, Legg Mason Partners Fund Advisor, LLC, the Fund’s Investment Adviser (the “Investment Adviser”), in consultation with EnTrustPermal Management LLC, the Fund’s Subadviser

(the “Subadviser”), expects that generally it will recommend to the Board of Trustees that the Fund repurchase Shares from Shareholders quarterly. The Fund anticipates that each such repurchase offer will generally be limited to between 5% and 25% of the net assets of the Fund, subject to modification in the sole and absolute discretion of the Board of Trustees.

Is my sale of Shares in the tender offer a taxable transaction for U.S. federal income tax purposes?

For most Shareholders, yes. The sale of Shares pursuant to the tender offer by U.S. Shareholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders (as defined in Section 7) unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Shareholders are advised to consult their own tax advisors.

Is the Fund required to complete the tender offer and purchase all Shares tendered up to the maximum of 756,911 Shares?

The Fund has the right to cancel, amend or postpone this Offer at any time before 11:59 pm, New York City time, on January 25, 2017. In addition, there are certain circumstances in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Shares tendered will not be accepted?

In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, a tender will be rejected if the tender does not include the original signature(s).

How will tendered Shares be accepted for payment?

Promptly after the Valuation Date, the Fund will, if requested by a Shareholder, give such Shareholder whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares. The Promissory Note will be held for the Shareholder in the Shareholder’s account with an authorized dealer designated for that purpose and will entitle the Shareholder to receive a payment in cash and/or securities.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance whereby making a cash payment would result in a material adverse effect on the Fund or on Shareholders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Shareholders that the Fund cannot liquidate itself prior to making the distributions.

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for a partial repurchase of an investor’s Shares will be made within 45 days of the Valuation Date.

Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, payment for a full repurchase of an investor’s Shares will be made at two separate times.

The initial payment in the case of a full repurchase of an investor’s Shares, will be an amount equal to at least 95% of the estimated value of the repurchased Shares, determined as of the Valuation Date. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the initial payment will be made within 45 days of the Valuation Date.

The second and final payment in the case of a full repurchase of an investor’s Shares, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Master Fund has invested), over (2) the initial payment. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the final payment will be made within 90 days of the Valuation Date.

The Promissory Note is non-interest bearing and non-transferrable.

What action need I take if I decide not to tender my Shares?

None.

Does management encourage Shareholders to participate in the tender offer, and will management participate in the tender offer?

None of the Fund, its Board of Trustees, the Investment Adviser, the Subadviser or the Master Fund makes any recommendation to tender or not to tender Shares in the tender offer. The Fund has been advised that no trustee, officer or portfolio manager of the Fund, Investment Adviser or Subadviser intends to tender Shares. See Section 6 of this Offer to Purchase.

How do I obtain additional information?

Questions and requests for assistance should be directed to the Depositary, at (866) 211-4521. Requests for additional copies of the Offer to Purchase, the Notice of Intent to Tender and all other tender offer documents should also be directed to the Depositary.

TO THE SHAREHOLDERS OF SHARES OF BENEFICIAL INTEREST OF ENTRUSTPERMAL HEDGE

STRATEGIES FUND II

INTRODUCTION

EnTrustPermal Hedge Strategies Fund II, a Maryland statutory trust (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 25% of the Fund’s outstanding shares of beneficial interest or up to 756,911 Shares in the aggregate (the “Offer Amount”) of its shares of beneficial interest, par value $0.00001 per share (“Broker Shares” or the “Shares”), at a price (the “Purchase Price”) per Share equal to the net asset value in U.S. Dollars (“NAV”) per Share as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be March 31, 2017, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Notice of Intent to Tender (which together constitute the “Offer”). The depositary for the Offer is The Bank of New York Mellon (the “Depositary”). The Fund has provided materials for the Offer to record holders on or about December 22, 2016.

THIS OFFER IS BEING EXTENDED TO ALL SHAREHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE NOTICE OF INTENT TO TENDER. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER, THE SUBADVISER OR THE MASTER FUND MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE NOTICE OF INTENT TO TENDER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE, OFFICER OR PORTFOLIO MANAGER OF THE FUND, INVESTMENT ADVISER OR SUBADVISER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EXCEPT THAT LEGG MASON, INC. (“LEGG MASON”) RESERVES THE RIGHT TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 6 OF THIS OFFER TO PURCHASE.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY SHAREHOLDERS MAY BE ACCEPTED FOR PURCHASE BY THE FUND. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

As of October 31, 2016, there were 3,027,647 Shares issued and outstanding, and the NAV per Share was $9.48. Shareholders may contact the Depositary at its number, (866) 211-4521, to obtain the estimated current NAV for the Shares.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Shareholders may be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by the Fund.

1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 756,911 Shares validly tendered on or prior to 11:59 p.m., New York City time, on January 25, 2017, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 756,911 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 12 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). Except as described herein, withdrawal rights expire on the Termination Date. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 756,911 Shares having been tendered.

The Fund expressly reserves the right, in its sole and absolute discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities after the termination or withdrawal of the Offer in accordance with the terms as set forth in the Prospectus and Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof, such notification, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, subsequent to the Valuation Date in accordance with the procedures set forth below. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Notice of Intent to Tender (or facsimile thereof), and any other documents required by the Notice of Intent to Tender. The Fund expressly reserves the right, in its sole and absolute discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

The purchase price of the Shares will equal their NAV as of 5:00 pm New York City time on the date as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares (the “Valuation Date”). The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. Promptly after the Valuation Date, the Fund will, if requested by a Shareholder, give such Shareholder whose Shares have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Shares. The Promissory Note is non-interest bearing and non-transferable.

Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, payment for a partial repurchase of an investor’s Shares will be made within 45 days of the Valuation Date.

The initial payment (the “Initial Payment”), in the case of a full repurchase of an investor’s Shares, will be an amount equal to at least 95% of the estimated value of the repurchased Shares, determined as of the Valuation Date. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Initial Payment will be made within 45 days of the Valuation Date.

The second and final payment (the “Final Payment”), in the case of a full repurchase of an investor’s Shares, for the balance (which will not be credited for interest) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares, determined as of the Valuation Date (as may or may not be adjusted based upon subsequent revisions to the net asset values of the portfolio funds in which the Master Fund has invested), over (2) the Initial Payment. Unless the existence of changes in tax or other laws or regulations or unusual market conditions result in a delay, the Final Payment will be made within 90 days of the Valuation Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purposes of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities. The Fund intends to make an in-kind payment of securities only under the limited circumstance if making a cash payment would result in a material adverse effect on the Fund or on Shareholders, or if the Fund has received distributions from underlying hedge funds in the form of securities that are transferable to the Shareholders that the Fund cannot liquidate itself prior to making the distributions.

In the event of proration, the Fund will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Termination Date. However, the Fund expects that it will not be able to announce the final results of any proration until at least five business days after the Termination Date.

A Shareholder tendering for repurchase only a portion of the Shareholder’s Shares will be required to maintain a minimum account balance of $25,000 in the Fund after giving effect to the repurchase. The minimum account balance requirement may be waived by the Fund, in its sole and absolute discretion. The Fund reserves the right to reduce the amount to be repurchased from a Shareholder so that the required minimum account balance is maintained, or to accommodate operational limitations of a dealer.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer.

Tendering Shareholders may be required to pay brokerage commissions or fees. In addition, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund calculates the NAV of its Shares on a monthly basis as of the close of business on the last business day of each month. As of October 31, 2016, the NAV per Share was $9.48.

3. Procedure for Tendering Shares. For a Shareholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Notice of Intent to Tender, together with any other documents required by the Notice of Intent to Tender, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 7) unless the U.S. Shareholder has provided such U.S. Shareholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, has certified as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Shareholder is otherwise exempt from backup withholding. Certain U.S. Shareholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must have submitted an applicable Internal Revenue Service (“IRS”) Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI).

To prevent backup U.S. federal income tax withholding, each U.S. Shareholder who has not otherwise established an exemption from such withholding may be required to provide the Depositary with the Shareholder’s correct taxpayer identification number and provide certain other information by completing an IRS Form W-9 (or appropriate substitute form).

For a discussion of certain federal income tax consequences to tendering U.S. Shareholders, see Section 7.

Withholding for Non-U.S. Shareholders. Even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due (see Section 7). Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under Chapter 4 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund in its sole and absolute discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, the Investment Adviser, the Subadviser, the Master Fund or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Notice of Intent to Tender and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) a properly completed and duly executed Notice of Intent to Tender (or facsimile thereof) for such Shares and (ii) any other documents required by the Notice of Intent to Tender. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date (January 25, 2017), unless extended by submitting a Notice of Withdrawal of Tender to the Depositary.

To be effective, a Notice of Withdrawal of Tender must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase.

All questions as to the form and validity, including time of receipt, of any Notice of Withdrawal of Tender will be determined by the Fund, in its sole and absolute discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Subadviser, the Master Fund, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any Notice of Withdrawal of Tender nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section  3 of this Offer to Purchase at any time prior to the Termination Date.

5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Valuation Date (which is currently expected to be March 31, 2017), unless extended.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash, withdrawals of capital from the Master Fund and/or sales of securities in the Fund’s investment portfolio, if any. Payments for repurchased Shares may require the Master Fund to liquidate portfolio holdings in investment funds earlier than the Investment Adviser otherwise would liquidate such holdings, potentially resulting in losses and reduced tax efficiency and increasing the Fund’s portfolio turnover. The Investment Adviser intends to take measures to attempt to avoid or reduce such potential losses and turnover. Depending on the dollar amount of the Shares tendered and the prevailing economic and market conditions, the Fund and the Master Fund may, but need not, maintain cash or the Fund and the Master Fund may, in their discretion, seek to borrow money to fund all or a portion of any repurchase. Any such borrowing could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

The offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV and Consideration Received by Tendering Shareholders. The NAV per share is largely dependent on the value of the interests in the Master Fund in which the Fund invests. If a decline occurs in the value of the interests in the Master Fund, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Valuation Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Valuation Date, if such a decline continued up to the Valuation Date, the consideration received by tendering Shareholders would be reduced.

Because the Fund will not know the price at which the Shares accepted for tender will be repurchased until the Valuation Date, the Fund will not know until the Valuation Date the amount of cash required to pay for such Shares.

Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell interests in the Master Fund to finance the Offer. The Master Fund may be required to liquidate holdings in its investment portfolio in order to raise the cash necessary to finance any such sale by the Fund. If the Master Fund’s tax basis for the assets sold is less than the sale proceeds received by the Master Fund, the Master Fund will generally recognize capital gains, which gains would then be allocated to the Fund (as a partner in the Master Fund) for U.S. tax purposes. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). In addition, some of the distributed gains may be realized on assets held for one year or less, which would generate income taxable to the non-tendering Shareholders at ordinary income rates. It is impossible to predict what the amount of unrealized gains or losses would be in the Master Fund’s portfolio at the time that the Master Fund would liquidate portfolio holdings (and hence the amount of capital gains or losses that may be realized and recognized). As of October 31, 2016, there was net book unrealized appreciation of $3,315,330 in the Master Fund’s portfolio as a whole.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 7 of this Offer to Purchase.

Any sales of securities by the Master Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders.

6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Trustees of the Fund has authorized a tender offer to purchase up to 756,911 Shares (25% of the Fund’s outstanding Shares as of October 31, 2016), at a price per Share equal to the net asset value per share as of 5:00 pm New York City time on the Valuation Date, which is currently expected to be March 31, 2017, upon specified terms and subject to conditions as set forth in the tender offer documents. Shares are not traded on any established trading market and are subject to strict restrictions on transferability as disclosed in the Fund’s Prospectus.

The purpose of this Offer is to provide liquidity to Shareholders, as contemplated by and in accordance with the procedures set forth in the Prospectus. Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Fund has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interests of Shareholders in order to provide liquidity for Shares as contemplated in the Prospectus. The Fund intends to consider the continued desirability of making an offer to purchase Shares on a quarterly basis, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders that do not tender Shares, absent offsetting new investment by other investors. Shareholders that retain their Shares may be subject to increased risks due to a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. However, the Fund believes that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Shareholders that do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline.

Any Shares acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares.

Except as set forth herein, neither the Fund nor the Master Fund has any present plans or proposals nor is engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or the Master Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s or the Master Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or the Master Fund or any of their respective subsidiaries; (c) any material change in the Fund’s or the Master Fund’s present dividend policies, or indebtedness or capitalization of the Fund or the Master Fund; (d) changes to the present Board of Trustees or management of the Fund or the Master Fund, including changes to the number or the term of members of their respective Board of Trustees, the filling of any existing vacancies on their respective Board of Trustees or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s or the Master Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s or the Master Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the suspension of the Fund’s or the Master Fund’s respective obligations to file reports pursuant to Section 15(d) of the Exchange Act; (g) the acquisition by any person of additional securities of the Fund or the Master Fund, or the disposition of securities of the Fund or the Master Fund; or (h) any changes in the Fund’s or the Master Fund’s Declaration of Trust, By laws or other governing instruments or other actions that could impede the acquisition of control of the Fund or the Master Fund.

NONE OF THE FUND, ITS BOARD OF TRUSTEES, THE INVESTMENT ADVISER, THE SUBADVISER OR THE MASTER FUND, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH

RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Shareholders whose functional currency is not the U.S. dollar. The discussion below does not address the effects of the Medicare tax on net investment income. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your tax advisors.

As used herein, a U.S. Shareholder means a Shareholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is neither a U.S. Shareholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Shareholders. An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Shareholder will, depending on such Shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Fund, (b) results in a substantially disproportionate redemption with respect to the Shareholder, or (c) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Shares pursuant to the Offer generally will result in a “substantially disproportionate” redemption with respect to a Shareholder if the percentage of the Fund’s then outstanding voting stock owned by the Shareholder immediately after the sale is less than 80% of the percentage of the Fund’s voting stock owned by the Shareholder determined immediately before the sale. The sale of Shares pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a Shareholder if the reduction in the Shareholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Shareholder’s interest. If any of the above three tests for sale or exchange treatment is met, a U.S. Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year. The deductibility of capital losses is subject to limitations.

If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such Shareholder’s Shares and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder.

If the payment for any purchase of Shares pursuant to the Offer is treated as a taxable dividend to the selling Shareholder rather than as an exchange, the other Shareholders, including the non-tendering Shareholders, could be deemed to have received taxable stock distributions under certain circumstances. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Non-U.S. Shareholders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a Shareholder’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Shareholder meets one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. If the Depositary withholds any amounts under FATCA, such amounts will be credited against any withholding due for U.S. federal income tax.

Any sales of securities by the Master Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Shareholders.

The tax discussion set forth above is included for general information only. Each Shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the fiscal year ended March 31, 2016 appear in the Fund’s Annual Report to Shareholders for the period ended March 31, 2016. The Annual Report of the Fund has previously been provided to Shareholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended September 30, 2016 appear in the Fund’s Semi-Annual Report to Shareholders for the period ended September 30, 2016. The Semi-Annual Report is incorporated by reference herein. Copies of the Annual Report of the Fund and the Semi-Annual Report of the Fund can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Adviser and the Subadviser. The Fund is a closed-end, non-diversified management investment company organized as a Maryland statutory trust. The Fund commenced investment operations on June 28, 2013. The Fund offers its Shares on a continuous basis. Unlike most closed-end funds, the Fund’s Shares are not listed on a national securities exchange. Instead, the Fund expects to provide Shareholders with limited liquidity through periodic tender offers for Shares. The Fund’s investment objective is to seek long-term capital appreciation while attempting to reduce risk and volatility. The Fund invests substantially all of its assets in the Master Fund, a separate closed-end, non-diversified management investment company with the same investment objective as the Fund. This structure is referred to as a “master-feeder” structure. In seeking to achieve its objective, the Fund will provide its Shareholders, through investment in the Master Fund, with access to a broad range of investment strategies with a global fixed income focus, which may include, but are not limited to, global fixed income strategies (e.g., U.S. and non-U.S. fixed income hedge, convertible arbitrage, fixed income arbitrage, asset-backed securities, long-only, high yield, emerging markets debt), global event-driven strategies (e.g., risk arbitrage, distressed debt, special situations, activists) and global macro strategies (e.g., discretionary, systematic, natural resources) and, to a lesser extent, equity long/short strategies. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, New York, New York 10018. The Fund’s business telephone number is 1-800-822-5544.

The Investment Adviser is a wholly-owned subsidiary of Legg Mason, Inc. The Investment Adviser is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended. The Investment Adviser has served as investment adviser since the commencement of operations. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, New York 10018. The Fund is sub-advised by the Subadviser, an affiliate of the Investment Adviser.

Legg Mason Inc. (“Legg Mason”), an affiliate of the Investment Adviser and the Subadviser, currently owns more than 25% of the Fund’s outstanding Shares. As a result, Legg Mason may be deemed to control the Fund. The principal business address of Legg Mason is 100 International Drive, Baltimore, Maryland 21202.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Trustees, Executive Officers and Associates; Transactions and Arrangements Concerning the Shares. The Trustees and executive officers of the Fund Legg Mason, the Investment Adviser, the Subadviser and the Fund’s portfolio managers, and the aggregate number and percentage of the Shares each of them beneficially owns as of October 31, 2016 is set forth in the table below. The address of each Trustee and executive officer of the Fund is in care of the Fund at 620 Eighth Avenue, New York, NY 10018. The principal business address of Legg Mason is 100 International Drive, Baltimore, Maryland 21202. The principal business address of the Investment Adviser is 620 Eighth Avenue, New York, New York 10018. The principal business address of the Subadviser and the Fund’s portfolio managers is 900 Third Avenue, New York, New York 10022.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Non-Interested Trustees:
Robert D. Agdern	0	0%
Trustee and Member of the Audit and Nominating Committees
Carol L. Colman	0	0%
Trustee and Member of the Audit and Nominating Committees
Daniel P. Cronin	0	0%
Trustee and Member of the Audit and Nominating Committees
Paolo M. Cucchi	0	0%
Trustee and Member of the Audit and Nominating Committees
Leslie H. Gelb	0	0%
Trustee and Member of the Audit and Nominating Committees
William R. Hutchinson	0	0%
Trustee and Member of the Audit and Nominating Committees
Eileen Kamerick	0	0%
Trustee and Member of the Audit and Nominating Committees
Riordan Roett	0	0%
Trustee and Member of the Audit and Nominating Committees

Interested Trustee:
Jane Trust	0	0%
Trustee, Chairman, President and Chief Executive Officer

Officers:
Jane Trust	0	0%
Trustee, Chairman, President and Chief Executive Officer
Richard F. Sennett	0	0%
Principal Financial Officer
Ted P. Becker	0	0%
Chief Compliance Officer
Robert I. Frenkel	0	0%
Secretary and Chief Legal Officer
Steven Frank	0	0%
Treasurer
Thomas C. Mandia	0	0%
Assistant Secretary
Jenna Bailey	0	0%
Identity Theft Prevention Officer
Jeanne M. Kelly	0	0%
Senior Vice President

Portfolio Managers:
Javier F. Dyer	0	0%
Alexander Pillersdorf	0	0%

Associates:
Legg Mason	1,412,057	46.64%
Investment Adviser	0	0%
Subadviser	0	0%

The Fund is engaged in a continuous public offering, from time to time, of its Shares. Except for the issuance of Shares in the ordinary course of such public offering, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Trustees, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Shares, except for dividend reinvestments, during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor the Master Fund nor, to the best of the Fund’s knowledge, any of the Fund’s or the Master Fund’s officers or Trustees is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, none of the entities and individuals listed above intends to tender Shares pursuant to this Offer, except that Legg Mason reserves the right to tender Shares pursuant to the Offer. See Section 6 of this Offer to Purchase.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Shares during any period when (a) such transactions, if consummated, would (i) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Shareholders who receive distributions from the Fund); (b) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the New York Stock Exchange or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System National Market System, (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions; (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Trustees of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) any other event which, in the judgment of the Board of Trustees, would have a material adverse effect on the Fund if the Offer was consummated; or (c) the Board of Trustees of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Shareholders. The Fund will commence the Offer if it is delayed by the pendency of any of the above described events within 30 days of the termination of such delaying event, as determined by the Fund in its sole and absolute discretion.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole and absolute discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

13. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund for purposes of the Offer.

The Fund has retained The Bank of New York Mellon to act as depositary. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole and absolute discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Fund. The Notice of Intent to Tender and any other required documents should be sent by each Shareholder of the Fund to the Depositary as set forth below.

The Depositary for the Offer is:

The Bank of New York Mellon

Facsimile Copy Number: (508) 599-4117

For Account Information Call: (877) 355-1494

By Mail or Overnight Courier:

EnTrustPermal Hedge Strategies Fund

c/o BNY Mellon TA Alternative Investment RIC Funds

4400 Computer Drive

Westborough, MA 01581

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Notice of Intent to Tender and other documents may be directed to the Depositary at its telephone number and location listed above.

ENTRUSTPERMAL HEDGE STRATEGIES FUND II

DECEMBER 22, 2016